Exhibit 99.1

Landmark Infrastructure Partners LP Announces Record Date and Meeting Date for Special Meeting for Proposed Change to Legal Structure

El Segundo, California, May 17, 2017 (GLOBE NEWSWIRE) – Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced that it will hold a special meeting of unitholders on July 20, 2017, and has established a record date of May 23, 2017 for the meeting.  At the special meeting, which will be held at 10:00 a.m. Pacific Time at the corporate offices of the Partnership, at 2141 Rosecrans Avenue, Suite 2100, El Segundo, California 90245, common and subordinated unitholders will vote on an amendment to the Partnership’s partnership agreement, which will impose certain ownership limitations and transfer restrictions on interests in the Partnership, and amend certain provisions of the partnership agreement providing for the allocation of income, gain, loss and deduction.  The amendment is necessary to help facilitate the previously announced plan to reorganize the Partnership’s operating structure by moving substantially all of its operating assets to a controlled subsidiary that qualifies as a real estate investment trust, or REIT.

Partnership common unitholders and subordinated unitholders of record at the close of trading on May 23, 2017 will be entitled to receive notice of the special meeting and to vote at the special meeting.

About Landmark Infrastructure Partners LP

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.  Headquartered in El Segundo, California, the Partnership owns and manages a diversified portfolio of real property interests, which includes long-term and perpetual easements, tenant lease assignments and fee simple properties, primarily located in the United States.

Additional Information and Where to Find It

This news release contains information about the proposed changes to the Partnership’s legal structure. This news release does not constitute a solicitation of any vote or approval.  In connection with the proposed legal structure change plan, the Partnership filed with the SEC a preliminary proxy statement on April 25, 2017, and will mail the final proxy statement to its unitholders. Investors and unitholders are urged to read the proxy statement and other relevant documents filed or to be filed with the Securities and Exchange Commission (“SEC”) carefully as they contain important information about the Partnership and proposed changes to its legal structure and related matters. Investors and unitholders may obtain free copies of the proxy statement and other documents filed with the SEC by the Partnership through the website maintained by the SEC at www.sec.gov. In addition, investors and unitholders may obtain free copies of documents filed by the Partnership with the SEC from the Partnership’s website, www.landmarkmlp.com, or by directing a request to Investor Relations, (213) 788-4528.

Participation in the Solicitation of Votes

The Partnership and the directors and officers of its general partner may be deemed to be participants in the solicitation of proxies from the Partnership’s unitholders in connection with the proposal to amend its limited partnership agreement.  Information about the directors and executive officers of the Partnership’s general partner and their ownership of partnership interests will be set forth in the proxy statement discussed above.

Exhibit 99.1

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements may contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant.  Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.  These risks and uncertainties include the risks that the proposed change in legal structure may not be consummated or the benefits contemplated therefrom may not be realized. Additional risks include the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the proposed change in structure.  Actual results and outcomes may differ materially from those expressed in such forward-looking statements.  Any forward-looking statements in this press release are made as of the date of this press release and the Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof, unless required by law.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual report on Form 10-K for the year ended December 31, 2016.  These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

CONTACT:Marcelo Choi

Vice President, Investor Relations

(213) 788-4528

ir@landmarkmlp.com